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                                                                    EXHIBIT 99.1



       MORTON INDUSTRIAL GROUP, INC. TO ACQUIRE MID-CENTRAL PLASTICS, INC.


MORTON, IL - APRIL 27, 1998 - Morton Industrial Group, Inc. (OTC BB:MGRP) today announced that it has entered into an agreement to acquire Mid-Central Plastics, Inc., a privately held company based in West Des Moines, Iowa.

Mid-Central Plastics, Inc., which is ISO 9002 registered, specializes in highly engineered products utilizing state-of-the-art injection molding technology. Injection molded parts represent a large percentage of composite material used by Construction, Agricultural, and Industrial Manufacturing Equipment Manufacturers.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We are pleased to welcome our colleagues at Mid-Central Plastics, Inc. as members of our Morton Industrial Group family. We believe that the addition of Mid-Central Plastics, Inc., along with our recent acquisition of Carroll George Inc., to the Morton Industrial Group continues the development of our Contract Plastics Division and demonstrates our commitment to becoming a serious player in the plastic-based components market."

Morton Industrial Group, Inc. ("Morton" or the "Company") today owns Morton Metalcraft Co., a supplier of high-quality fabricated sheet metal components and subassemblies for the off-highway construction, agricultural and industrial equipment markets. Its annual revenues are approximately $125 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype fabrication, precision tool making and fabrication of component parts. Additional services provided by Morton include welding, painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent. The Company recently acquired B&W Metal Fabricators, Inc., a regional supplier of metal fabrication services, to expand its sheet metal fabrication capacity in the Southeast, and Carroll George Inc. a leading value added Vacuum Former, supplying composite structures and plastic-based parts, assemblies and components to the Construction, Agricultural, and Industrial Manufacturing Equipment Manufacturers.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earnings resulting from increased goodwill amortization;




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introduction of new technologies that require significant capital expenditures;
and general economic and business conditions.


















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